Exhibit 99.1

On October 13, 2023, CSB Bancorp Inc. renewed its previously adopted Rule 10b5-1 trading plan to purchase shares of the Company’s Common Stock. The Plan has been extended until April 30, 2024. The Plan can purchase up to 5,000 shares per quarter.

The plan under Rule 10b5-1 allows a company to repurchase its shares at times when it otherwise might be prevented from doing so under insider trading laws or because of self-imposed trading blackout periods. A broker selected by the Company will have the authority under the terms and limitations specified in the plan to repurchase shares on the Company’s behalf in accordance with the terms of the plan.

Contact information:

Paula Meiler, SVP and CFO

330-763-2873

paula.meiler@csb1.com